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*** Text Omitted and Filed Separately Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 240.24b-2

Exhibit 10.27

ASSET ACQUISITION AGREEMENT

BETWEEN

JNI CORPORATION

AND

TROIKA NETWORKS, INC.

DATED

JANUARY 22, 2002

ASSET ACQUISITION AGREEMENT

        THIS ASSET ACQUISITION AGREEMENT is entered into as of January 22, 2002 by and between JNI CORPORATION, a Delaware corporation ("Purchaser") and TROIKA NETWORKS, INC., a California corporation ("Seller").

RECITALS

        A.    Seller is currently engaged, among other things, in the HBA Business (as that term is defined below); and

        B.    The parties desire that: (i) Seller sell, assign, transfer and convey to Purchaser, and Purchaser purchase from Seller, certain specific assets of Seller relating to the HBA Business, (ii) Seller assist Purchaser in transitioning the manufacturing and the marketing of the HBA Business, as specified in the Transition Services Agreement, in substantially the form attached hereto as Exhibit A (the "Transition Services Agreement"), (iii) Seller license certain of its software to Purchaser and assist Purchaser in the development of a 2Gbps HBA product, as specified in the Development and License Agreement in substantially the form attached hereto as Exhibit B (the "Development and License Agreement"), all in exchange for an initial cash payment, a contingent future cash payment, a royalty payment and Purchaser's assumption of certain specific obligations and liabilities related to the HBA Business, upon the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

        As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

        1.1  "Ancillary Documents"  shall mean all documents or agreements required by this Agreement to be executed or delivered by either party hereto.

        1.2  "Assumed Liabilities"  shall have the meaning set forth in Section 2.3(a) hereof.

        1.3  "Closing"  shall mean the closing of the transactions contemplated by this Agreement.

        1.4  "Closing Date"  shall mean January 22, 2002 or such other date as the parties shall mutually agree to in writing.

        1.5  "Confidentiality Agreement"  shall mean that certain Nondisclosure Agreement dated June 28, 2001, between Purchaser and Seller.

        1.6  "Contracts"  shall mean the arrangements listed on Schedule 1.6 hereto with customers and suppliers, pursuant to which Seller enjoys any right or benefit or undertakes any obligation related to the HBA Business, including all rebates, refunds, deposits or credits with respect thereto and all claims, demands, causes of action and other rights of Seller thereunder; provided, however, Contracts shall not include the Manufacturing Contracts (as that term is defined below) and the NetApp Contracts (as that term is defined below).

        1.7  "Covenant Not to Compete"  shall mean, collectively, the covenants of Seller set forth in Section 10.5 hereof.

        1.8  "Encumbrances"  shall have the meaning set forth in Section 4.5 hereof.

        1.9  "Excluded Assets"  shall mean the following assets of Seller as of the Closing: (i) all cash and cash equivalents; (ii) all bank accounts; (iii) all accounts and notes receivable; (iv) all facility and equipment leases; (v) all assets, rights or properties used by Seller exclusively in other than the HBA

Business; (vi) all Intangible Assets (as that term is defined below); (vii) all assets, rights and properties related to the VI and IP drivers, including, without limitation VI and IP source codes and the VI and IP libraries; (viii) the Manufacturing Contracts and the NetApp Contracts and (ix) all other assets, rights or properties of Seller related to the HBA Business that are not specifically included in the Purchased Assets (as that term is defined below).

        1.10  "Excluded Liabilities"  shall have the meaning set forth in Section 2.3(c) hereof.

        1.11  "Field of Use"  shall mean in operation with an HBA for performing the SCSI protocol for data storage by a Storage Device (as that term is defined below).

        1.12  "GAAP"  shall mean generally accepted accounting principles, applied consistently with prior periods.

        1.13  "General-purpose Server"  shall mean an industry standard server running any operating system (including, but not limited to, Solaris, Windows, AIX, HP-UX and UNIX) for the purposes of hosting end customer applications such as databases and email applications.

        1.14  "HBA"  shall mean an industry standard bus adapter that processes SCSI I/O operations between a General-purpose Server and a Storage Device.

        1.15  "HBA Business"  shall mean the business conducted by Seller of developing and marketing those 1 Gbps HBA products respectively referred to by Seller as "Zentai" and "Sagebrush" that are designed solely for the SCSI protocol.

        1.16  "HBA Employees"  shall have the meaning set forth in Section 4.10 hereof.

        1.17  "HBA Products"  shall mean those products listed on Schedule 1.17 hereto and any Purchaser Derivative Product (as that term is defined in Section 2.4(c) below).

        1.18  "HBA Revenues"  shall mean the net revenues (determined in accordance with GAAP) derived by Purchaser (after the Closing) from the sale, licensing or maintenance of the HBA Products. In accordance with GAAP and JNI's Revenue Recognition Policy, revenue will be recognized upon shipment to an OEM, or upon shipment to an end-user if the HBA Products are sold through indirect channels.

        1.19  "Host-resident HBA Port"  shall mean a network port of a HBA, when said HBA is connected to the server I/O bus of a General-purpose Server.

        1.20  "Host-resident Software"  shall mean software that runs on a General-purpose Server.

        1.21  "Host-side Multi-pathing"  shall mean Host-resident Software that multiplexes SCSI I/O operations intended for a single Storage Device Target Port (as that term is defined below) using two or more Host-resident HBA Ports.

        1.22  "Intangible Assets"  shall mean all of Seller's interests in intellectual property rights related to or used by Seller in connection with the HBA Business as of the Closing Date, including without limitation, (i) the patents, trademarks, service marks, copyrights and applications therefor and registrations thereof, mask works and mask work registrations, trade names and trade styles, (ii) all trade secrets, know-how, processes, formulae, business and marketing plans, and confidential and other proprietary information owned by Seller or that may be assigned by Seller; and (iii) subject to the limitations defined in the Development and License Agreement, all of the computer software and data, including without limitation, all source and object codes, all developer notes and documentation, all manuals and other user materials, all publishing rights with respect thereto and rights to derivations and modifications thereof, and all intangible data contained in or stored on computer hardware related to or used by Seller in connection with the HBA Business as of the Closing Date.

        1.23  "Inventory"  shall mean the finished goods inventory related to the HBA Business, in addition to all of Seller's generic controller assemblies used in the HBA Products, listed on Schedule 1.23 hereto.

        1.24  "Licensed Process"  shall means any process which if practiced in the absence of this Agreement would constitute infringement of a valid claim of the Patents and Applications (as that term is defined below).

        1.25  "Licensed Products"  shall mean HBAs that perform the SCSI protocol and memory devices programmed with indicia of methods to perform Licensed Processes and data used to perform Licensed Processes.

        1.26  "Manufacture Transition Date"  shall have the meaning set forth in Section 3.5 hereof

        1.27  "Manufacturing Contracts"  shall include all contracts and arrangements between Sellers and its current suppliers, contract manufacturers and foundries involved in manufacturing the HBA Products.

        1.28  "NetApp Contracts"  shall mean all contracts and arrangements between Seller and Network Appliance, Inc. as related to the HBA Business.

        1.29  "OEM Certification Payment"  shall have the meaning set forth in Section 2.4(c) hereof.

        1.30  "Patents and Applications"  shall mean U.S. patent applications listed on Schedule 1.30 hereto and all patents (if any) issued from or claiming priority to such U.S. patent applications.

        1.31  "Permitted Encumbrances"  shall mean liens for current taxes which are not past due.

        1.32  "Purchase Price"  shall have the meaning set forth in Section 2.4(a) hereof.

        1.33  "Purchased Assets"  shall mean the Contracts, together with one copy of the SCSI-only version of the drivers on compact disk(s), all marketing materials and customer lists, customer files, service records, forms and other documentation relating exclusively to the HBA Business (as specified in Schedule 1.33), as of the Closing Date, but expressly excluding the Excluded Assets.

        1.34  "Records"  shall have the meaning set forth in Section 10.6 hereof.

        1.35  "Seller Contracts"  shall have the meaning set forth in Section 4.14 hereof.

        1.36  "Storage Device"  means a device that stores data and responds to SCSI I/O operations.

        1.37  "Storage Device Logical Unit"  shall mean the individual target unit of a SCSI I/O operation inside a Storage Device.

        1.38  "Storage Device Target Port"  shall mean a network port of a Storage Device.

        1.39  "Target-side Multi-pathing"  shall mean Host-resident Software that multiplexes SCSI I/O operations intended for a Storage Device Logical Unit from a Host-resident HBA Port to two or more storage array target ports.

        1.40  "Transfer Taxes"  shall mean all sales taxes, use taxes, conveyance taxes, transfer taxes, filing fees, recording fees, reporting fees and other similar duties, taxes and fees, if any, imposed upon, or resulting from, the transfer of the Purchased Assets hereunder, except federal, state or local income or similar taxes based upon or measured by revenue, income, profit or gain from the transfer of the Purchased Assets or the operation of the HBA Business prior to the Closing or by any increase in the value of any of the Purchased Assets through the Closing Date.

ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS;
ASSUMPTION OF LIABILITIES

        2.1    Purchase and Sale.    Subject to and upon the terms and conditions of this Agreement, effective as of the Closing, Seller agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller's right, title and interest in and to the Purchased Assets. Seller agrees to deliver the Purchased Assets to Purchaser as expeditiously as possible, but in any event, no later than thirty (30) days after the Closing Date.

        2.2    Excluded Assets.    Notwithstanding anything herein to the contrary, Seller shall retain all of its right, title and interest in and to, and Purchaser shall acquire no interest in, the Excluded Assets.

        2.3    Assumption of Liabilities.

          (a)  Subject to and upon the terms and conditions of this Agreement and any applicable conditions of the Transition Services Agreement, effective as of the Closing, Purchaser agrees to assume from Seller and to pay, perform and discharge according to their terms all contractual liabilities or obligations arising on or after the Closing Date under the Contracts, but specifically excluding the Manufacturing Contracts (the "Assumed Liabilities"). Purchaser shall assume its responsibilities under the Contracts pursuant to this Section 2.3 by executing a Novation Agreement (the "Novation Agreement") by and among Purchaser, Seller and Hitachi Data Systems Corporation ("HDS"). Notwithstanding the preceding, Seller shall agree to continue to perform the certain obligations under the Master Reseller Agreement, by and between Seller and HDS, dated as of July 21, 2000 (the "HDS Master Reseller Agreement") described in Section 6.12 below. Purchaser's responsibilities under the Novation Agreement shall terminate upon the execution of an amendment by Purchaser and HDS to that certain International OEM Agreement by and between Purchaser and HDS, dated as of July 14, 1999 (the "HDS International OEM Agreement") that will enable Purchaser to furnish Existing HBA Products (as that term is defined below) to HDS.

          (b)  Nothing herein shall be deemed to deprive Purchaser of any defenses, set-offs or counterclaims which Seller may have had or which Purchaser shall have with respect to any of the Assumed Liabilities. Effective as of the Closing, Seller agrees to assign, transfer and convey to Purchaser all such defenses, set-offs and counterclaims and agrees to cooperate with Purchaser to maintain, secure, perfect and enforce such defenses, set-offs and counterclaims, including the execution of any documents, the giving of any testimony or the taking of any such other action as is reasonably requested by Purchaser in connection with such defenses, set-offs and counterclaims.

          (c)  Purchaser does not assume, and Seller does not transfer or assign, any liabilities or obligations, whether or not related to the HBA Business, and whether presently fixed and determined, contingent or otherwise, other than the Assumed Liabilities to be expressly assumed by Purchaser pursuant to Section 2.3(a) hereof. All such liabilities and obligations not expressly assumed by Purchaser ("Excluded Liabilities") shall remain liabilities of Seller, which shall be solely liable to perform and discharge such liabilities and obligations. Excluded Liabilities shall include, without limitation, the following:

            (i)    any federal, state or local taxes, including, but not limited to, income or similar taxes based upon or measured by revenue, income, profit or gain from the transfer of the Purchased Assets or the operation of the HBA Business prior to the Closing, other than Transfer Taxes;

            (ii)  any outstanding obligations of Seller for borrowed money due to banks or other lenders;

            (iii)  any obligation of Seller for legal, accounting or other professional fees, or any other costs or expenses of Seller which are related to the consummation of the transactions contemplated herein; and

            (iv)  any warranty obligation with respect to HBA Products sold by Seller prior to the Closing Date.

        2.4    Purchase Price.

          (a)    Aggregate Purchase Price.    In consideration for the purchase of the Purchased Assets, the licenses granted by Seller and the development work to be performed by Seller pursuant to the Development and License Agreement and Seller's obligations pursuant to the Transition Services Agreement and the Covenant Not to Compete, Purchaser shall pay to Seller: (i) the sum of Seven Million Five Hundred Thousand Dollars ($7,500,000), payable in cash at the Closing, by wire transfer to an account designated in writing by Seller (the "Closing Payment"); (ii) the OEM Certification Payment, payable in accordance with Section 2.4(c) hereof; and (iii) the Royalty, calculated and payable in accordance with Section 2.4(d) hereof. The total amount so payable is hereinafter referred to as the "Purchase Price."

          (b)    Promissory Note.    At the Closing, Seller shall issue and deliver to Purchaser a subordinated promissory note, in substantially the form attached hereto as Exhibit C (the "Note"). The Note shall have a principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000) and shall bear no interest; however, the principal amount due under the Note shall be reduced by the HBA Revenues recorded by Purchaser pursuant to the terms described in the Note.

          (c)    OEM Certification Payment.    After (i) the HBA Revenues recorded by Purchaser have exceeded *** or an aggregate of *** bundles of the HBA Products have been sold by Purchaser, whichever occurs earlier; and (ii) a 2Gbps HBA product of Purchaser that utilizes technology that comprises part of the HBA Business (a "Purchaser Derivative Product") has been formally certified by a Major OEM, Purchaser shall pay to Seller (the "OEM Certification Payment") the sum of Three Million Dollars ($3,000,000), payable in cash within ten (10) business days after the date that both conditions (i) and (ii) have been satisfied. For the purposes of this Section 2.4(c), a "Major OEM" shall mean any of the companies listed on Schedule 2.4(c) hereto.

          *** Confidential Treatment requested

          (d)    Royalty Payment.    Starting on the date immediately after the earlier of the date on which the HBA Revenues recorded by Purchaser have exceeded *** (the "Royalty Start Date") or the date on which an aggregate of *** bundles of the HBA Products have been sold by Purchaser, and continuing until the one-year anniversary of the Royalty Start Date (such period of time, the "Royalty Payment Periord"), Purchaser shall pay to Seller a royalty (the "Royalty") equal to *** of the HBA Revenues generated during the Royalty Payment Period. The Royalty shall be due and payable within thirty (30) days after the expiration of the Royalty Payment Period. In no event, shall the Royalty Payment Period extend past June 30, 2004. The pricing for the HBA Products and the Purchaser Derivative Products upon which the Royalty is based shall be determined by Purchaser in it sole and absolute discretion.

          *** Confidential Treatment requested

        2.5    Transition Services Agreement.    At the Closing, Purchaser and Seller shall enter into the Transition Services Agreement, which shall, among other matters, describe the terms under which Seller will transition the manufacturing responsibilities, the sales, marketing and distribution responsibilities and the support responsibilities for the HBA Business. The parties hereto agree that Five Hundred Thousand Dollars ($500,000) of the Closing Payment shall be allocated as consideration for Seller's commitments under the Transition Services Agreement.

        2.6    Allocation.    The Purchase Price shall be allocated for all federal, state and local tax purposes among the Purchased Assets, the Development and License Agreement, the Transition Services Agreement and the Covenant Not to Compete in the manner set forth on Schedule 2.6 hereto. Neither Purchaser nor Seller shall take any position for purposes of any federal, state or local income tax respecting the allocation of the Purchase Price which is inconsistent with such allocation.

        2.7    Taxes.    All Transfer Taxes shall be promptly paid by Seller.

ARTICLE III

CLOSING; TRANSFER OF MANUFACTURING AND
SUPPORT RESPONSIBILITIES

        3.1    The Closing.    The Closing shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 4365 Executive Drive, Suite 1100, San Diego, CA 92121-2133, or at such other location as Seller and Purchaser may agree, at 10:00 a.m., California local time, on the Closing Date.

        3.2    Instruments of Transfer and Sale.    At the Closing, Seller shall deliver to Purchaser such bills of sale, endorsements, assignments and other good and sufficient instruments of transfer, conveyance and assignment, in form customary for such transactions and reasonably satisfactory to Purchaser's counsel, as shall be effective to vest in Purchaser good title to the Purchased Assets, free and clear of all liens and encumbrances, except Permitted Encumbrances.

        3.3    Other Documents.    Each party shall deliver to the other at the Closing such other documents, certificates, schedules, agreements and instruments required by this Agreement to be delivered at such time.

        3.4    Transfer of Marketing, Sale and Distribution Responsibilities.    At the Closing Date, Seller shall transition the marketing, sale and distribution responsibilities for the HBA Business to Purchaser, and Purchaser shall assume sole responsibility for such functions, all pursuant to the terms of the Transition Services Agreement.

        3.5    Transfer of Manufacturing and Support Responsibilities.    By April 1, 2002 (the "Manufacture Transition Date"), Purchaser and Seller shall have taken all the actions necessary (as detailed in the Transition Services Agreement) to effect the transition of the manufacture and support responsibilities for the HBA Business from Seller to Purchaser, and Purchaser shall assume sole responsibility for such functions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

        Subject to and except for the information which is set forth on a list of exceptions, identified by the Section of this Article IV to which they pertain and contained in the Disclosure Schedule attached as Schedule 4 hereto, Seller hereby represents and warrants to Purchaser as follows:

        4.1    Organization.    Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California.

        4.2    Subsidiaries.    Seller does not own any equity interest, directly or indirectly, in any corporation, partnership, limited liability company, joint venture, business, trust or other entity, whether or not incorporated, which is engaged in any aspect of the HBA Business.

        4.3    Authorization.    This Agreement and all of the Ancillary Documents to which Seller is or will be a party have been, or upon their execution and delivery hereunder will have been, duly and validly executed and delivered by Seller and constitute, or will constitute, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles or the exercise of judicial discretion in accordance with such principles. Seller has all requisite power and authority to execute and deliver this Agreement and, at the time of the Closing, will have all requisite power and authority to carry out the transactions contemplated by this Agreement and the Ancillary Documents. All necessary corporate action on the part of the Seller has been taken to authorize the execution and delivery of this Agreement and the Ancillary Documents.

        4.4    No Conflicts; Consents.    The execution and the delivery of this Agreement and the Ancillary Documents by Seller do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any lien, charge or encumbrance pursuant to, (i) any provision of the articles or certificate of incorporation or bylaws of Seller, (ii) any judgment, order, decree, rule, law or regulation of any court or governmental authority, foreign or domestic, or (iii) any provision of any agreement, instrument or understanding to which Seller is a party or by which Seller or any of its properties or assets is bound or affected, nor will such actions give to any other person or entity any interests or rights of any kind, including rights of termination, acceleration or cancellation, in or with respect to any of the Purchased Assets. No consent of any third party or any governmental authority is required to be obtained on the part of Seller to permit the consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

        4.5    Title to Purchased Assets.    Seller has good and marketable title to all of the Purchased Assets owned by Seller. All of the Purchased Assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of all claims, liabilities, liens, pledges, mortgages, restrictions and encumbrances of any kind, whether accrued, absolute, contingent or otherwise ("Encumbrances") affecting the Purchased Assets, except, with respect to the Intangible Assets, as provided in Section 4.13 hereof, and except for Permitted Encumbrances. At the Closing, Seller will sell, convey, assign, transfer and deliver to Purchaser good, valid and marketable title and all the Seller's right and interest in and to all of the Purchased Assets, free and clear of any Encumbrances, except with respect to the Intangible Assets, as provided in Section 4.13 hereof, and except for Permitted Encumbrances.

        4.6    Inventory.    The Inventory will constitute all of the finished goods inventory used, or held for use, in connection with the HBA Business as of the Closing Date, in addition to the generic controller assemblies. The Inventory was acquired and has been maintained in the ordinary course of business; is of good and merchantable quality; is of a quality and condition usable, saleable or licensable in the ordinary course of business; and is not subject to any write-down or write-off under Seller's accounting policies, which are in accordance with GAAP. Seller is not under any liability or obligation with respect to the return of Inventory in the possession of wholesalers, retailers or other customers.

        4.7    Litigation and Claims.    There are no claims, actions, suits, proceedings or investigations in progress or pending before any court or governmental agency, against or relating to the HBA Business or any of the Purchased Assets or Assumed Liabilities, nor, to Seller's knowledge, any threat thereof. Seller is not a party to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to the HBA Business or any of the Purchased Assets.

        4.8    Compliance with Laws and Regulations; Governmental Licenses, Etc.    Seller is in compliance in all material respects with all statutes, laws, rules and regulations with respect to or affecting the HBA Business or the Purchased Assets or which could affect Purchaser's conduct of the HBA Business or its use and enjoyment of the Purchased Assets from and after the Closing, including, without limitation, laws, rules and regulations relating to anticompetitive or unfair pricing or trade practices, false advertising, consumer protection, export or import controls, occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination. Seller is not subject to any order, injunction or decree issued by any governmental body, agency, authority or court which could impair the ability of Seller to consummate the transactions contemplated hereby or which could adversely affect Purchaser's conduct of the HBA Business or its use and enjoyment of the Purchased Assets from and after the Closing. Seller possesses all licenses, permits and governmental or other regulatory approvals and authorizations which are required in order for Seller to operate the HBA Business as presently conducted, and is in compliance in all material respects with all such licenses, permits, approvals and authorizations.

        4.9    Taxes.    Seller has timely filed within the time period for filing or any extension granted with respect thereto all federal, state, local and other returns and reports relating to any and all taxes or any other governmental charges, obligations or fees for taxes and any related interest or penalties ("Tax" or "Taxes") required to be filed by it with respect to the HBA Business and the Purchased Assets, and all such returns and reports are true and correct. Seller has paid all Taxes, if any, shown to be due and payable on said returns and reports and has withheld with respect to employees all federal and state income Taxes and other Taxes required to be withheld and has timely paid all sales, use and similar Taxes. No income, sales, use or similar Tax return or report of Seller relating to the HBA Business, the Purchased Assets or the Assumed Liabilities has been audited by the Internal Revenue Service or any state taxing authority. There are no pending or, to the best of Seller's knowledge, threatened audits, assessments, asserted deficiencies or claims for additional Taxes. There are (and as of immediately following the Closing there will be) no Encumbrances relating to or attributable to Taxes on any of the Purchased Assets.

        4.10    Employees.

          (a)  Schedule 4.10 contains a list of all employees of Seller engaged in the HBA Business that Purchaser may, but is not obligated, to hire in accordance with Section 10.1 hereof (the "HBA Employees"). Such list correctly reflects, in all material respects, such employees' salaries or wages, other compensation, dates of employment, positions and birth dates.

          (b)  With regard to the HBA Employees: (i) Seller, to its knowledge, is not engaged in any unfair labor practice and is not in material violation of any applicable laws respecting employment and employment practices or terms and conditions of employment; (ii) there is no unfair labor practice complaint against Seller pending or, to Seller's knowledge, threatened before the National Labor Relations Board; (iii) there is no strike, labor dispute, slowdown, or stoppage pending or, to Seller's knowledge, threatened against Seller; (iv) no union representation question exists respecting the employees of Seller and, to Seller's knowledge, Seller is not now and has never been subject to any union organizing activities; (v) Seller is not and has never been subject to any collective bargaining or union agreement, obligation or commitment, written or oral, with respect to any of its employees and is not subject to any other agreement, obligation or commitment, written or oral, with any trade or labor union, employees' association or similar organization; and (vi) Seller has not experienced any work stoppage or other labor difficulty.

        4.11    Accuracy of Material Facts; Copies of Materials.    No representation, warranty or covenant of Seller contained in this Agreement or in any written statement delivered pursuant hereto or in materials delivered to Purchaser in connection with the transactions contemplated hereby contains or shall contain any untrue statement of a material fact or omits to state material facts necessary in order to make the statements contained therein not misleading. Seller has delivered to Purchaser complete and accurate copies of each contract, license, lease and other agreement referred to in any Schedule hereto or included in the Purchased Assets.

        4.12    Absence of Certain Changes or Events.    Since December 31, 2001, Seller has conducted the HBA Business in the ordinary and usual course and, without limiting the generality of the foregoing, has not:

          (a)  suffered any material adverse change in its financial condition, assets, business or operations;

          (b)  suffered any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the Purchased Assets or the HBA Business;

          (c)  granted any increase in the compensation payable or to become payable by Seller to any HBA Employees, except those occurring in the ordinary course of business;

          (d)  sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright) invention, process, know-how, formula or trade secret or interest thereunder or other intangible asset used in or relating to the HBA Business except in the ordinary course of its business;

          (e)  incurred any liabilities relating to the HBA Business except in the ordinary course of business and consistent with past practice which would be required to be disclosed in financial statements prepared in accordance with GAAP;

          (f)    permitted or allowed any of its property or assets used in the HBA Business to be subjected to any Encumbrance of any kind, other than any purchase money security interests incurred in the ordinary course of business;

          (g)  made any material amendment to or terminated any Contract or any other agreement which is listed on any Schedule to this Agreement; or

          (h)  agreed to take any action described in this Section 4.12 or outside of its ordinary course of business or which would constitute a breach of any of the representations or warranties of Seller contained in this Agreement.

        4.13    Intangible Assets; Proprietary Rights.

          (a)  Seller owns all right, title and interest in and to all of the Intangible Assets, free and clear of all claims and Encumbrances (including without limitation distribution rights). The foregoing representation as it relates to software, technology, know-how, processes, copyrights, trade secrets, patents or other intellectual property rights of third parties ("Third Party Technology") is limited to Seller's interest pursuant to the Third Party Licenses (as defined below), each of which is valid and enforceable and in full force and effect, and which grant Seller such rights to Third Party Technology as are employed in or necessary to the conduct of the HBA Business as presently conducted.

          (b)  Schedule 1.30 contains a full and complete list of all of Seller's patents applications existing as of the Closing Date.

          (c)  Schedule 4.13 contains a list of all licenses and other agreements with third parties (the "Third Party Licenses") relating to any Third Party Technology that Seller is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate into products developed, marketed, distributed and sold in the HBA Business.

          (d)  All of Seller's trademark or tradename registrations related to the HBA Business and all of Seller's copyrights in any of the HBA Business are valid and in full force and effect; and consummation of the transactions contemplated hereby will not alter or impair any such rights.

          (e)  No claims have been asserted against Seller (and Seller is not aware of any claims that are likely to be asserted against Seller or which have been asserted against others) by any person challenging Seller's use or distribution of any patents, trademarks, trade names, copyrights, trade secrets, software, technology, know-how or processes utilized by Seller for the HBA Business (including, without limitation, the Third Party Technology) or challenging or questioning the validity or effectiveness of any license or agreement relating thereto (including, without limitation, the Third Party Licenses). To Seller's knowledge, there is no valid basis for any claim of the type specified in the immediately preceding sentence that could in any material way relate to or interfere with the continued enhancement and exploitation by Purchaser of any of the HBA Products listed on Schedule 1.17 hereto (the "Existing HBA Products").

          (f)    To Seller's knowledge, none of the Existing HBA Products or the use of the Intangible Assets by Seller in the conduct of the HBA Business infringes on the rights of, constitutes misappropriation of, or involves unfair competition with respect to, any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name.

          (g)  Seller has not granted any third party any right to manufacture, reproduce, distribute, market or exploit any of the Existing HBA Products or any adaptations, translations, or derivative works based on the Existing HBA Products or any portion thereof. Except with respect to the rights of third parties to the Third Party Technology, no third party has any right to manufacture, reproduce, distribute, market or exploit any works or materials of which any of the Existing HBA Products are a "derivative work" as that term is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

          (h)  All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any of the Existing HBA Products at any stage of their development (the "HBA Components") were written, developed and created solely and exclusively by employees of Seller without the assistance of any third party, or were created by third parties who assigned ownership of their rights to Seller in valid and enforceable agreements, which are included in the Contracts to be assigned and transferred to Purchaser hereunder. Seller has at all times used commercially reasonable efforts to treat the Existing HBA Products and HBA Components as containing trade secrets and has not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by release thereof into the public domain.

          (i)    To Seller's knowledge, no HBA Employee is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such person with Seller.

          (j)    Each person currently or formerly employed by Seller (including independent contractors, if any) that has or had access to confidential information of Seller relating to the HBA Business has executed a confidentiality and non-disclosure agreement in the form previously provided to counsel for Purchaser. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of Seller and such person, enforceable in accordance with their respective terms, except as enforceability may be limited by general equitable principles or the exercise of judicial discretion in accordance with such principles. To Seller's knowledge, neither the execution or delivery of such agreements, nor the carrying on of the HBA Business as employees by such persons, nor the conduct of the HBA Business, as currently conducted, from and after the Closing Date, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any of such persons is obligated.

          (k)  No product liability or warranty claim with respect to any Existing HBA Product has been communicated to or overtly threatened against Seller nor, to the best of Seller's knowledge, is there any specific situation, set of facts or occurrence that provides a basis for any such claim. Seller has provided to Purchaser an accurate list of all known errors or "bugs" in the Existing HBA Products.

        4.14    Contracts.

          (a)  Except for the contracts listed on Schedule 4.14 (the "Seller Contracts"), Seller is not a party to or otherwise bound by the terms of any contract, agreement or obligation (whether written or oral) in any material way affecting the HBA Business or the Purchased Assets. Each of the Seller Contracts is valid, binding and in full force and effect and enforceable by Seller in accordance with its terms, except as enforcement may be limited by general equitable principles and the exercise of judicial discretion in accordance with such principles. Neither Seller nor, to Seller's knowledge, any other party is in material default under any Seller Contract, and there are no existing disputes or claims of default relating thereto, or any facts or conditions known to Seller which, if continued, will result in a default or claim of default thereunder, which default could reasonably be expected to have a material adverse effect on the HBA Business. There is no Seller Contract which Seller can reasonably foresee will result in any material loss upon the performance thereof by Purchaser from and after the Closing Date. To Seller's knowledge, no party to any Seller Contract intends to cancel, withdraw, modify or amend such Seller Contract.

          (b)  There are no material unresolved claims or problems between Seller and any of the principal vendors, suppliers, distributors, representatives or customers of the HBA Business, and none of such persons has advised Seller of its intention to cease doing business with Seller, or with Purchaser following the Closing Date, whether as a result of the transactions contemplated hereunder or otherwise.

          (c)  Each accepted and unfilled order entered into by Seller for the sale, license or lease or other disposition by Seller of the Existing HBA Products, and each agreement, contract or commitment for the purchase of supplies included in the Seller Contracts was made in the ordinary course of the HBA Business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

        5.1    Organization.    Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

        5.2    Authorization.    This Agreement and all of the Ancillary Documents to which Purchaser is or will be a party have been, or upon their execution and delivery hereunder will have been, duly and validly executed by Purchaser and constitute, or will constitute, valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles or the exercise of judicial discretion in accordance with such principles. Purchaser has all requisite power and authority to execute and deliver this Agreement and, at the time of the Closing, will have all requisite power and authority to carry out the transactions contemplated by this Agreement and the Ancillary Documents. All necessary corporate action on the part of Purchaser has been taken to authorize the execution and delivery of the Agreement and the Ancillary Documents.

        5.3    No Conflicts; Consents.    The execution and delivery of this Agreement and the Ancillary Documents by Purchaser do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any lien, charge or encumbrance pursuant to, (i) any provision of the Certificate of Incorporation or Bylaws of Purchaser, (ii) any judgment, order, rule, law or regulation of any court or governmental authority, foreign or domestic, or (iii) any provision of any agreement, instrument or understanding to which Purchaser is a party or by which Purchaser is bound. No consent of any third party or any governmental authority is required to be obtained on the part of Purchaser to permit the consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

ARTICLE VI

COVENANTS OF SELLER

        6.1    Advice of Changes.    Seller will promptly notify Purchaser in writing of (i) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Seller contained in this Agreement, if made on or as of the date of that event or the Closing Date, untrue or inaccurate in any material respect, and (ii) any material adverse change in the financial condition, results of operations, business or prospects of the HBA Business.

        6.2    Conduct of Business.    During the period on and from the date of this Agreement to the Closing, Seller will use its best efforts to maintain and preserve intact (i) the business organization, rights and privileges pertinent to the HBA Business, and (ii) Seller's relationships with its employees, consultants, independent contractors, licensors, suppliers, distributors and other customers and all others with whom it deals, all in accordance with the ordinary and usual course of the HBA Business. During the period on and from the date of this Agreement to the Closing, Seller will not without the prior written consent of Purchaser, which consent shall not be unreasonably withheld:

          (a)  encumber or permit to be encumbered any of the Purchased Assets;

          (b)  dispose of any of the Purchased Assets, except Inventory in the ordinary course of the HBA Business;

          (c)  enter into any agreement or arrangement to pay any bonus, increased salary, or special remuneration to any HBA Employee (other than amounts not in excess of normal payments made on a regular basis);

          (d)  change accounting methods as applied to the HBA Business;

          (e)  amend or terminate any Contract or Manufacturing Contract, except in the ordinary course of the HBA Business;

          (f)    waive or release any right or claim relating to any Purchased Assets, except in the ordinary course of the HBA Business; or

          (g)  agree to do any of the things described in the preceding clauses of this Section 6.2.

        6.3    Risk of Loss.    Until the Closing, all risk of loss, damage or destruction to the Purchased Assets shall be borne by Seller.

        6.4    Access to Information.    Until the Closing, Seller will allow Purchaser and its agents free access upon reasonable notice and during normal working hours to its files, books, records, and offices relating to the Purchased Assets and all aspects of the HBA Business and its financial and legal affairs. Until the Closing, Seller shall cause its officers, employees and accountants to cooperate with Purchaser and its agents in making available all financial and other information relating to the Purchased Assets and all aspects of the HBA Business and its financial and legal affairs.

        6.5    Regulatory Approvals.    Prior to the Closing, Seller will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental entity that may be reasonably required, or that Purchaser may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Seller will use its best efforts to obtain all such authorizations, approvals and consents.

        6.6    Satisfaction of Conditions Precedent.    Seller will use its best efforts to satisfy or cause to be satisfied all the conditions precedent to the Closing hereunder, and to cause the transactions contemplated hereby to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

        6.7    Exclusive Dealings.    Between the date hereof and the Closing Date (or the earlier termination of this Agreement pursuant to Article XI hereof), Seller will not, directly or indirectly, through any officer, director, employee, agent or otherwise, take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than Purchaser) regarding any acquisition of the capital stock of Seller, any merger or consolidation with or involving Seller, or any acquisition of any material portion of the assets of Seller, outside of the ordinary course of business (any such transaction being referred to herein as an "Acquisition Proposal"). Notwithstanding the foregoing, an Acquisition Proposal shall not include any transaction or series of transactions that does not involve the Purchased Assets and the Assumed Liabilities. If an Acquisition Proposal is received by, or such information is requested from Seller, Seller shall promptly notify Purchaser of such fact and specify the information requested and the name of the person making such proposal and/or requesting such information.

        6.8    No Solicitation.    From the Closing Date until the second anniversary of the Closing Date, Seller shall not solicit the employment of, whether as an employee or consultant, any HBA Employee hired by Purchaser without the prior written consent of Purchaser.

        6.9    Maintenance of Inventory.    After the Closing Date, Seller shall maintain an adequate level of finished goods in Inventory to support Purchaser's sales of the HBA Products until the Manufacture Transition Date, as described in greater detail in the Transition Services Agreement.

        6.10    Advancement of Purchaser's Recruitment and Sellers Retention of HBA Employees.    Immediately after the Closing, Seller shall notify the HBA Employees of the opportunity to be hired by Purchaser. Purchaser shall provide Seller with certain information and documentation that introduces and promotes Purchaser, and Seller agrees to pass on such information and documentation to HBA Employees. Seller also agrees to make the HBA Employees available for interview with Purchaser, provided that Purchaser gives Seller reasonable advance notice of the time and place of the interview. In addition, Seller agrees to recommend to its board of directors promptly after the Closing that appropriate incentives in the form of stock options or similar incentives be made available to HBA Employees who accept employment offers from Purchaser and to any other employee of Seller who is instrumental in fulfilling Seller's obligations pursuant to the Development and License Agreement and the Transition Services Agreement. Seller shall not do anything to prevent or discourage the HBA Employees from interviewing with Purchaser, and shall not make any statements or remarks to HBA Employees that disparage or derogate Purchaser. Further, Seller shall not solicit or make any offer to any HBA Employee in an effort to retain any such HBA Employee as an employee of Seller, until Purchaser has decided not to recruit such HBA employee or such HBA employee has decided not to accept recruitment by Purchaser, whichever occurs earlier. Purchaser shall have sole control and discretion over interview and recruitment of the HBA Employees. Nothing contained in this Agreement shall prohibit Seller from retaining or terminating those HBA Employees who are not hired by Purchaser.

        6.11    Termination of Reseller Agreements.    As soon as reasonably practicable after the Closing, Seller shall terminate any existing reseller or distribution agreements, pursuant to which it sells, markets or distributes the Existing HBA Products, or if such reseller or distribution agreements govern the sale, marketing or distribution of Seller's products other than the Existing HBA Products, then Seller shall amend such agreements to exclude the Existing HBA Products from the list of products that are sold, marketed or distributed thereunder.

        6.12    Seller's Retained Responsibilities with respect to HDS.    Notwithstanding Purchaser's agreement to execute the Novation Agreement, Seller agrees it shall continue to perform the obligations under and be bound by the following sections (the "Nonassumed HDS Sections") of the HDS Master

Reseller Agreement with respect to products sold by Seller to HDS pursuant to the HDS Master Reseller Agreement prior to the Closing Date:

    Section 3.9 ("Warranty");
    Section 11.1 ("Indemnification By Company"); and
    Section 12 ("Limitation of Liability").

ARTICLE VII

COVENANTS OF PURCHASER

        7.1    Advice of Changes.    Purchaser will promptly notify Seller in writing of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Purchaser contained in this Agreement, if made on or as of the date of that event or the Closing Date, untrue or inaccurate in any material respect. To the extent that any act or event which is the subject of such disclosure constitutes or results in a breach of any representation or warranty of Purchaser contained in Article V hereof, Seller's election to proceed with the Closing, following receipt of such disclosure, shall constitute a waiver of such breach.

        7.2    Regulatory Approvals.    Prior to the Closing, Purchaser will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental entity that may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement. Purchaser will use its best efforts to obtain all such authorizations, approvals and consents.

        7.3    Satisfaction of Conditions Precedent.    Purchaser will use its best efforts to satisfy or cause to be satisfied all the conditions precedent to the Closing hereunder, and to cause the transactions contemplated hereby to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transaction contemplated hereby.

        7.4    Discharge of Assumed Liabilities.    Subject to and upon the terms and conditions of this Agreement, Purchaser shall assume, pay, perform and discharge, according to their terms, the Assumed Liabilities.

        7.5    Marketing.    After the Closing, Purchaser will use commerically reasonable efforts, but in no event less than the efforts currently utilized by Purchaser in the sale of its other principal products, to maximize the sales of the HBA Products for so long as the sale of the HBA Products affects Seller's realization of any portion of the Purchase Price.

        7.6    OEM Certification.    Purchaser will use commercially reasonable efforts to obtain certification of its 2Gbps HBA product from a Major OEM, within one hundred twenty (120) days of completion of JNI's acceptance of the Ported Software under Section 3.4 the Development and License Agreement.

        7.7    No Solicitation.    From the Closing Date until the second anniversary of the Closing Date, without the prior written consent of Seller, Purchaser shall not solicit the employment of, whether as an employee or consultant, any employee of Seller who is not a HBA Employee.

        7.8    NetApp Business.    Unless the parties hereto otherwise agree in writing, Purchaser shall not sell or market any Existing HBA Products to Network Appliance, Inc. ("NetApp"). However, nothing contained in this Section 7.8 shall prohibit Purchaser from (i) selling and marketing any Purchaser Derivative Product to NetApp or (ii) continuing to sell and market to NetApp any product that Purchaser was already selling and marketing to NetApp prior to the Closing.

        7.9    Price List.    As soon as reasonably practicable after the Closing, Purchaser shall add, or cause to be added, the HBA Products to Purchaser's product price list. Purchaser shall use commercially reasonable efforts to inform its existing resellers and distributors of such revsied price list.

        7.10    Amendment of HDS International OEM Agreement.    As soon as reasonably practicable after the Closing, Purchaser shall enter into good faith negotiations to execute an amendment to the HDS International OEM Agreement, pursuant to which JNI shall furnish Existing HBA Products to HDS and HDS shall act as a reseller of such Existing HBA Products.

ARTICLE VIII

MUTUAL COVENANTS

        8.1    Confidentiality.    The parties acknowledge that the Confidentiality Agreement is a binding upon the parties hereto and in full force and effect, except to the extent that the provisions hereof supersede provisions to similar effect contained in the Confidentiality Agreement. The terms of the Confidentiality Agreement (exclusive of such superseded provisions) are incorporated in this Agreement by this reference.

        8.2    Publicity.    Neither Purchaser nor Seller shall issue any press release or other public announcement or communication regarding the transactions contemplated by this Agreement without the prior written approval of the other as to the content thereof, which approval shall not be unreasonably withheld or delayed; provided, however, that the foregoing shall not be deemed to prohibit any disclosure which, in the opinion of counsel to the disclosing party, is required by any applicable law or by any governmental entity and the disclosing party advises the other party of such disclosure, and furnishes copies of any such disclosure that is in written form, prior to or concurrently with its delivery to such governmental entity.

ARTICLE IX

CONDITIONS TO CLOSING

        9.1    Conditions to Each Party's Obligations.    The respective obligations of each party to effect the transactions to be performed by such party at the Closing are, at the option of such party, subject to the satisfaction at or prior to the Closing of the following conditions:

          (a)  No order shall have been entered, and not vacated, by a court or administrative agency of competent jurisdiction, in any action or proceeding which enjoins, restrains or prohibits the sale of the Purchased Assets or consummation of any other transaction contemplated hereby.

          (b)  All permits, authorizations, approvals and orders required to be obtained under all applicable statutes, codes, ordinances, rules and regulations in connection with the transactions contemplated hereby shall have been obtained and shall be in full force and effect at the Closing Date.

          (c)  There shall be no litigation pending or threatened by any regulatory body or private party in which (i) an injunction is or may be sought against the transactions contemplated hereby, or (ii) relief is or may be sought against any party hereto as a result of this Agreement and in which, in the good faith judgment of the Board of Directors of either Purchaser or Seller (relying on the advice of their respective legal counsel), such regulatory body or private party has the probability of prevailing and such relief would have a material adverse affect upon such party.

        9.2    Conditions to Obligations of Seller.    The obligations of Seller to effect the transactions to be performed by it at the Closing are, at the option of Seller, subject to the satisfaction at or prior to the Closing of the following additional conditions:

          (a)  All of the representations and warranties of Purchaser set forth in Article V hereof shall be true on and as of the Closing Date with the same force and effect as if they had been made at the Closing, except for changes contemplated by this Agreement, and Purchaser shall have delivered to Seller a certificate to such effect dated the Closing Date and signed by the President or a Vice President of Purchaser.

          (b)  All of the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser at or prior to the Closing shall have been duly complied with and performed, and Purchaser shall have delivered to Seller a certificate to such effect dated the Closing Date and signed by the President or a Vice President of Purchaser.

          (c)  Seller shall have received the Closing Payment from Purchaser.

          (d)  Any and all required consents, assignments and/or novations from third parties to the Contracts and other instruments required to allow the consummation of the transfer of the HBA Business and the other transactions contemplated hereby shall have been obtained and delivered to Purchaser, including but not limited to, the Novation Agreement.

        9.3    Conditions to Obligations of Purchaser.    The obligations of Purchaser to effect the transactions to be performed by it at the Closing are, at the option of Purchaser, subject to the satisfaction at or prior to the Closing of the following additional conditions:

          (a)  All the representations and warranties of Seller set forth in Article IV hereof shall be true on and as of the Closing Date with the same force and effect as if they had been made at the Closing, except for changes contemplated by this Agreement, and Seller shall have delivered to Purchaser a certificate to such effect dated the Closing Date and signed by the President of Seller.

          (b)  All of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller at or prior to the Closing shall have been duly complied with and performed, and Seller shall have delivered to Purchaser a certificate to such effect dated the Closing Date and signed by the President of Seller.

          (c)  Purchaser shall have received from Seller the executed Note.

          (d)  Purchaser and Seller shall have entered into the Development and License Agreement and the Transition Services Agreement.

          (e)  Any and all required consents, assignments and/or novations from third parties to the Contracts and other instruments required to allow the consummation of the transfer of the HBA Business and the other transactions contemplated hereby shall have been obtained and delivered to Purchaser, including but not limited to, the Novation Agreement.

          (f)    Purchaser shall have received from Squire, Sanders & Dempsey LLP, counsel to Seller, an opinion dated the Closing Date and in substantially the form of Exhibit D hereto.

          (g)  There shall not have come to Purchaser's attention, as a result of the completion of its review of the HBA Business and its financial and legal affairs, any materially adverse information not disclosed herein or in the Schedules hereto.

          (h)  There shall have been no material adverse change in the financial condition or results of operations of the HBA Business or in the Purchased Assets or Assumed Liabilities from December 31, 2001 through the Closing Date, other than changes disclosed in the Schedules hereto.

ARTICLE X

POST-CLOSING MATTERS

        10.1    New Purchaser Employees.    Purchaser shall, in its sole discretion, hire by April 1, 2002 those HBA Employees designated on Schedule 4.10 as sales engineers or release engineers, or, in the alternative, Purchaser may enter into consulting agreements to be effective April 1, 2002, pursuant to which Seller shall provide the services of such HBA Employees for a term not to exceed nine (9) months. Purchaser shall have the right, but not the obligation, to make offers of employment (to be effective after acceptance of the Ported Software under Section 3.4 the Development and License Agreement) to any of the HBA Employees designated on Schedule 4.10 as program engineers and software engineers, provided that Purchaser makes such offers by no later than sixty (60) days after Purchaser's acceptance of the Ported Software pursuant to Section 3.4 of the Development and License Agreement. All obligations of Seller to all HBA Employees through the date which such HBA Employees are hired by Purchaser, including obligations for salary, sales commissions, bonus compensation, payroll taxes, fringe benefits and severance pay, are and shall remain, the sole obligations of Seller. All employment arrangements between Purchaser and such HBA Employees to be hired by Purchaser (the "New Purchaser Employees") will be negotiated directly between Purchaser and such employees. Purchaser shall have no liability to Seller for any claims which may arise in connection with the termination by Seller of any of its current or former employees or any representations or warranties made by Seller to any such employees, and Seller agrees to defend, indemnify and hold Purchaser harmless from such claims.

        10.2    Responsibility for Accounts Payable.    The parties acknowledge and agree that, until the Manufacture Transition Date, Seller shall be solely responsible for any accounts payable due to the HBA Suppliers for services rendered or goods delivered on or prior to the Manufacture Transition Date. Purchaser shall be solely responsible for any accounts payable due to the HBA Suppliers or any other suppliers Purchaser elects to use for services rendered or goods delivered after the Manufacture Transition Date

        10.3    Collection of Accounts Receivable.    The parties acknowledge and agree that Purchaser is not purchasing Seller's account receivables that arise on or before the Closing Date with respect to the HBA Business. Purchaser shall be the sole owner of any account receivables that arise after the Closing Date with respect to the HBA Business. Neither Party has any power or authority to, and will not negotiate any of the other Party's receivables, including, but not limited to, offering discounts, rebates or other like structures. If any payments are sent to Purchaser or Seller regarding invoices and/or services performed concerning the HBA Business, the Purchaser and Seller shall reconcile such payment to a particular invoice, first applying any payments from a customer having multiple open invoices to the oldest invoice for such customer, or shall immediately forward any and all such payments to the other party. Seller agrees to notify Purchaser of any account receivable, which is more than thirty (30) days overdue, and will provide to Purchaser, upon Purchaser's reasonable request, other information about accounts receivable which may be reasonably required in order for Purchaser to monitor and manage accounts receivable.

        10.4    Further Assurances of Seller.    Seller shall, from time to time, at the request of Purchaser, and without further consideration, execute and deliver such instruments of transfer, conveyance and assignment in addition to those delivered pursuant to Section 3.2 hereof, and take such other actions, as may be reasonably necessary to assign, transfer, convey and vest in Purchaser, and to put Purchaser in possession of, the Purchased Assets.

        10.5    Covenant Not to Compete.

          (a)  For a period commencing from the date hereof and continuing through June 30, 2004, Seller covenants and agrees that it will not: (i) engage, directly or indirectly, as owner, partner, stockholder, joint venturer, consultant, licensor, or in any other capacity whatsoever become financially interested, in the "Competitive Business" (as the term is defined below); or (ii) directly or indirectly solicit any customer or supplier of Purchaser, or any subsidiary or affiliate of Purchaser, to cease doing business with such entity. For the purposes of this Section 10.5, the term "Competitive Business" shall mean the sale or licensing of any HBA products utilizing Host-resident Software that performs the functions of Host-side Multi-pathing or Target-side Multi-pathing, or the sale of any board-level hardware product that transmits SCSI protocol and attaches to the server bus of a General-purpose Server. However, subject to the limitations described in Section 13.3 of this Agreement, nothing contained in this Section 10.5 shall prohibit Seller from being acquired by or merged with a third party that, prior to such transaction, is engaged, directly or indirectly, in the Competitive Business. Further, nothing contained in this Section 10.5 shall prohibit Seller from continuing to utilize and exploit the Excluded Assets after the Closing, provided that Seller shall comply with all of the other provisions of this Agreement and all of the provisions set forth on the Exhibits and/or Schedules hereto.

          (b)  The restrictions set forth in this Section 10.5 shall be effective within all cities, counties and states of the United States and all other countries in which either Purchaser or Seller has engaged in licensing or sales activities or otherwise conducted business or selling or licensing efforts during the one year prior to the Closing Date.

          (c)  Nothing contained in this Section 10.5 shall prohibit Seller from owning up to one percent (1%) of the outstanding shares of any class of equity securities of a corporation engaged in any such prohibited activity whose securities are listed on a national securities exchange or quoted daily in the over-the-counter listings of The Wall Street Journal. Notwithstanding the foregoing, the investment right described in this Section 10.5(c) shall in no way limit or supercede Seller's obligation to refrain from engaging in the Competitive Business pursuant to Section 10.5(a) hereof.

          (d)  Seller agrees that the time period provided for, and the geographical area encompassed by, the covenants contained in this Section 10.5 are necessary and reasonable in order to protect Purchaser in the conduct of the Competitive Business and the utilization of the assets, tangible and intangible, including the goodwill of Seller relating to the Competitive Business, acquired by virtue of this Agreement.

          (e)  If any court having jurisdiction at any time hereafter shall hold any provision or clause of this Section 10.5 to be unreasonable as to its scope, territory or term, and if such court in its judgment or decree shall declare or determine that scope, territory or term which such court deems to be reasonable, then such scope, territory or term, as the case may be, shall be deemed automatically to have been reduced or modified to conform to that declared or determined by such court to be reasonable.

          (f)    It is expressly agreed that monetary damages would be inadequate to compensate Purchaser for any breach by Seller of Seller's covenants as set forth in this Section 10.5 and, accordingly, that in the event of any breach or threatened breach by Seller of any such covenant, Purchaser will be entitled to seek and obtain preliminary and permanent injunctive relief in any court of competent jurisdiction, in addition to any other remedies at law or in equity to which Purchaser may be entitled.

        10.6    Records and Audit.    From the Closing Date until six (6) months after the expiration of the Royalty Payment Period, Purchaser shall keep complete and accurate books and records covering the revenues generated from the sales of the HBA Products, as determined in accordance with GAAP and JNI's Revenue Recognition Policy (collectively the "Records") at its principal place of business in the United States. Seller and its duly authorized representative shall have the right, upon no less than two weeks prior notice to Purchaser and during Purchaser's normal business hours, to examine and audit the Records and to make copies and summaries thereof. Seller shall conduct its audit in a manner that minimizes the interruption of the normal business operation of Purchaser. Purchaser shall fully cooperate with Seller's audit. Seller shall bear the costs of its audit. However, if Seller's audit reveals an underaccounting of ten percent (10%) or more by Purchaser of its sales of the HBA Products, Purchaser shall reimburse Seller for Seller's internal costs of Seller's audit and shall immediately pay to Seller all amounts owing hereunder that would have been due and payable to Seller but for such underaccounting, together with all interest accrued thereon (which interest shall accrue at the then applicable prime rate published by Bank of America).

        10.7    Manufacturing.

          (a)  Immediately after the Closing, Seller shall notify each of the other parties to the Manufacturing Contracts (the "HBA Suppliers") that Purchaser will be assuming the manufacturing reponsibilities for the HBA Business by the Manufacture Transition Date. Purchaser shall promptly notify Seller as to with which HBA Suppliers the Purchaser desires to pursue new relationships, and Seller shall use commercially reasonable efforts to facilitate the execution of new agreements between Purchaser and such HBA Suppliers.

          (b)  Seller shall take all necessary action to authorize Purchaser to be able to purchase the ASIC parts utilized in the HBA Products from the current HBA Suppliers of Seller who manufacture such parts, provided that Seller is not obligated or required to make any payments to such HBA Suppliers in connection with Purchaser's purchase of the ASIC parts.

          (c)  Purchaser acknowledges that Fine Pitch, an HBA Supplier, is currently using certain manufacturing equipment owned by Seller (the "FP Equipment"), and that such equipment will remain the property of Seller and will not be included in the Purchased Assets. However, the parties agree that if, at any time after the Manufacture Transition Date, Fine Pitch does not need to use the FP Equipment to manufacture products for Seller, then upon Purchaser's request, Seller will consent to the use of the FP Equipment by Fine Pitch to manufacture HBA Products for Purchaser, but only during the time period within which the FP Equipment is not used by Fine Pitch to manufacture products for Seller. Purchaser agrees that, after the Manufacture Transition Date it shall assume sole responsibility for the repair or replacement of the FP Equipment. Notwithstanding the foregoing, Seller reserves the right to dispose of the FP Equipment at any time and in its absolute sole discretion; provided, however, that prior to its taking of any actions to sell or otherwise dispose of the FP Equipment used to manufacture parts for Seller's Zentai product, Seller shall first offer Purchaser the opportunity to purchase such FP Equipment (the "Right of First Offer"), which offer shall expire at the end of thirty (30) days after such offer is made. Purchaser shall have no obligation to purchase any FP Equipment offered to it pursuant to this Right of First Offer. This Right of First Offer shall expire three (3) years after the Closing Date.

        10.8    Patent License.

          (a)  Seller is the owner, by assignment, of the entire right, title and interest in and to the Patents and Applications. Seller maintains the exclusive right to prosecute the Patents and Applications and the exclusive discretion to pursue in any country patent applications claiming priority to any of the Patents and Applications.

          (b)  In consideration of the Purchase Price, Seller hereby grants to Purchaser a non-exclusive license to make, have made, use, sell, lease, distribute, offer for sale, and import Licensed Products under the Patents and Applications with the right to sublicense. The license granted by this Section 10.8(b) is a fully paid up, royalty-free, license throughout the territory, term, and extended term (if any) of any issued patent of the Patents and Applications.

          (c)  In consideration of the Purchase Price, Seller hereby grants to Purchaser a non-exclusive license to (i) perform in the Field of Use Licensed Processes under the Patents and Applications and (ii) to sublicense others to perform in the Field of Use Licensed Processes under the Patents and Applications without the right to sublicense. Such a sublicense may be a written license, or a "Shrink Wrap", "Click Through", or "Box Top License". The license granted by this Section 10.8(c) is a fully paid up, royalty-free, license throughout the territory, term, and extended term (if any) of any issued patent of the Patents and Applications.

          (d)  With respect to all Licensed Products covered by the claims of any issued and unexpired patent with the Patents and Applications, Purchaser shall mark all Licensed Products it sells, leases, or distributes with the word "Patent" or "Patents" and the number or numbers of patents of the Patents and Applications.

          (e)  Upon Purchaser filing a petition in bankruptcy or if the business of Purchaser is placed in the hands of a receiver, assignee, or trustee for the benefit of creditors, whether by the voluntary act of Purchaser or otherwise, sublicenses under Section 10.8(c) are automatically and hereby assigned to Seller and Seller shall not be liable for obligations of sublicenses that are personal to Purchaser.

        10.9    Negotiation of Security and Pledge Agreement.    If, as of June 30, 2002, there exists any unpaid principal under the Note, then Purchaser and Seller will immediately commence the good faith negotiation of a security and pledge agreement (the "Security Agreement") to secure payment under the Note, with the intent that such Security Agreement shall become effective as soon as possible, but in no event later than July 15. 2002.

ARTICLE XI

TERMINATION OF AGREEMENT

        11.1    Termination by Purchaser.    This Agreement may be terminated at any time before the Closing by action of the Board of Directors of Purchaser upon written notice to Seller, specifying the basis for such termination, if (i) Seller shall have breached in any material respect any of its respective covenants or agreements contained in this Agreement, (ii) any representation or warranty of Seller contained in this Agreement shall have been materially inaccurate, or (iii) the Closing shall not have occurred on or before January 31, 2002.

        11.2    Termination by Seller.    This Agreement may be terminated at any time before the Closing by action of the Board of Directors of Seller upon written notice to Purchaser, specifying the basis for such termination, if (i) Purchaser shall have breached in any material respect any of its covenants or agreements contained in this Agreement, (ii) any representation or warranty of Purchaser contained in this Agreement shall have been materially inaccurate, or (iii) the Closing shall not have occurred on or before January 31, 2002.

        11.3    Mutual Consent.    This Agreement may be terminated at any time before the Closing, by the mutual written consent of Purchaser and Seller, approved by their respective Boards of Directors.

        11.4    Effect of Termination.    Upon any termination of this Agreement pursuant to the provisions of Section 11.3, all parties hereto shall be relieved of all further obligations under this Agreement, except for the provisions of Section 13.7 regarding the payment of expenses and the continuing obligations of the parties under the Confidentiality Agreements.

ARTICLE XII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

        12.1    Survival of Representations and Warranties.    All of the representations and warranties contained in this Agreement shall survive the Closing Date for a period of twenty-four (24) months. After the expiration of such twenty-four month period, such representations and warranties shall expire and be of no further force and effect, except as follows: (i) the representations and warranties contained in Section 4.5 shall survive the Closing Date indefinitely; (ii) the representations and warranties contained in Section 4.9 shall survive until the expiration of the applicable statute of limitation; and (iii) unless a claim or claims with respect thereto shall have been asserted under this Article XII.

        12.2    Indemnification.

          (a)  Subject to the terms and conditions of this Article XII, each of Purchaser and Seller agree to indemnify, defend and hold harmless the other party, its stockholders, officers, directors, employees and consultants, all subsidiaries and affiliates of such other party, and the respective officers, directors and attorneys of such entities (all such persons and entities being collectively referred to as an "Indemnified Group") from, against, for and in respect of any and all loss, demand, action, cause of action, assessment, damage, liability, cost or expense, including without limitation, interest, penalties and reasonable attorneys' and other professional fees and expenses incurred in the investigation, prosecution, defense or settlement thereof ("Losses," or individually, "Loss") asserted against, relating to, imposed upon or incurred by any member of an Indemnified Group by reason of, resulting from, based upon or arising out of any of the following (collectively, "Indemnifiable Losses"):

            (i)    the breach, inaccuracy, untruth or incompleteness of any representation or warranty contained in or made pursuant to this Agreement or any certificate or Schedule delivered in connection herewith;

            (ii)  a material breach of any covenant or agreement contained in or made pursuant to this Agreement;

            (iii)  any Assumed Liability (with respect to a Loss suffered by Seller);

            (iv)  any Excluded Liability (with respect to a Loss suffered by Purchaser);

            (v)  any Nonassumed HDS Section (with respect to a Loss suffered by Purchaser) or

            (vi)  any breach of this Article XII.

          (b)  Except as otherwise provide in this Agreement, the obligation of each party to indemnify members of the Indemnified Group for any Indemnifiable Losses is subject to the condition that such party shall have received an Indemnification Claim for all Indemnifiable Losses for which indemnity is sought on or before the second anniversary of the Closing Date, except for Indemnification Claims arising from subsections (ii) and (iii) of Section 12.1.

          (c)  The provisions of Section 12.2(b) above shall not limit, in any manner, each party's obligation to indemnify members of the Indemnified Group for any breach of any covenant or agreement to be performed following the Closing, including, without limitation, Seller's obligation to perform and discharge all Excluded Liabilities, Purchaser's obligation perform and discharge all Assumed Liabilities (subject to any support responsibilities retained by Seller pursuant to Section 2.1.6 of the Transition Services Agreement) and each party's obligations arising out of the Note, the Transition Services Agreement, the Development and License Agreement, the Covenant Not to Compete and the Confidentiality Agreement.

          (d)  Each party shall not be liable for damages in excess of the actual damages suffered by a member of the Indemnified Group as a result of the act, circumstance or condition for which indemnification is sought net of (i) any insurance proceeds received by such Indemnified Group member and (ii) any tax benefits realized by such Indemnified Group member as a result of the Indemnifiable Losses for which indemnification is claimed.

          (e)  Each party's exclusive remedy against the other party for any Indemnifiable Losses shall be indemnification under this Article XII; provided, however, that: nothing contained in this Article XII shall limit in any manner, any remedy at law or in equity to which Purchaser or any other member of the Purchaser's Indemnified Group shall be entitled against Seller as a result of willful fraud or intentional misrepresentation by Seller, or any of its representatives or agents.

        12.3    Procedures for Indemnification.

          (a)  As used in this Section 12.3, the term "Indemnitor" means the party against whom indemnification hereunder is sought, and the term "Indemnitee" means the party seeking indemnification hereunder.

          (b)  A claim for indemnification hereunder (an "Indemnification Claim") shall be made by Indemnitee by delivery of a written notice to Indemnitor requesting indemnification and specifying the basis on which indemnification is sought in reasonable detail (and shall attach relevant documentation related to the Indemnification Claim), the amount of the asserted Indemnifiable Losses and, in the case of a Third Party Claim (as defined below), containing (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim.

          (c)  If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 12.4 hereof shall be observed by Indemnitee and Indemnitor.

          (d)  If the Indemnification Claim involves a matter other than a Third Party Claim, Indemnitor shall have thirty (30) days to object to such Indemnification Claim by delivery of a written notice of such objection to Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by Indemnitor, and the Indemnification Claim shall thereafter be paid by Indemnitor in accordance with Section 12.3(e) hereof. If an objection is timely delivered by Indemnitor and the dispute is not resolved within twenty (20) business days from the delivery of such objection (the "Negotiation Period"), such dispute shall be resolved by arbitration in accordance with the provisions of Section 13.11 hereof.

          (e)  Upon determination of the amount of an Indemnification Claim, whether by (i) an agreement between Indemnitor and Indemnitee, (ii) an arbitration award, or (iii) a final judgment (after expiration of all periods for appeal of such judgment) or other final nonappealable order, Indemnitor shall pay the amount of such Indemnification Claim by check within ten (10) days of the date such amount is determined; provided, however, such amount shall be paid first by means of a set-off against any Contingent Payment payable hereunder. If such Contingent Payment shall be insufficient to satisfy the Indemnification Claim, the amount of the Indemnification Claim which remains unsatisfied after such set-off shall be paid by Seller by delivery of a check in such amount within ten (10) days of receipt of notice of the amount due to Purchaser.

        12.4    Defense of Third Party Claims.    Should any claim be made, or suit or proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) be instituted against Indemnitee which, if prosecuted successfully, would be a matter for which Indemnitee is entitled to indemnification under this Agreement (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

          (a)  Indemnitee shall give Indemnitor written notice of any such claim promptly after receipt by Indemnitee of notice thereof, and Indemnitor will undertake control of the defense thereof by counsel of its own choosing reasonably acceptable to Indemnitee. Indemnitee may participate in the defense through its own counsel at its own expense. The assumption of the defense of any Third Party Claim by Indemnitor shall be an acknowledgment by Indemnitor that such Third Party

  Claim is subject to indemnification under the provisions of this Article XII and that such provisions are binding on Indemnitor. If, however, Indemnitor fails or refuses to undertake the defense of such Third Party Claim within ten (10) days after written notice of such claim has been delivered to Indemnitor by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and, subject to Section 12.5, settlement of such Third Party Claim with counsel of its own choosing. In the circumstances described in the preceding sentence, Indemnitee shall, promptly upon its assumption of the defense of such Third Party Claim, make an Indemnification Claim as specified in Section 12.3(a) which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein. Failure of Indemnitee to furnish written notice to Indemnitor of a Third Party Claim shall not release Indemnitor from Indemnitor's obligations hereunder, except to the extent Indemnitor is prejudiced by such failure.

          (b)  Indemnitee and Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

        12.5    Settlement of Third Party Claims.    Unless Indemnitor has failed to fulfill its obligations under this Article XII, no settlement by Indemnitee of a Third Party Claim shall be made without the prior written consent by or on behalf of Indemnitor, which consent shall not be unreasonably withheld or delayed. If Indemnitor has assumed the defense of a Third Party Claim as contemplated by Section 12.4(a), no settlement of such Third Party Claim may be made by Indemnitor without the prior written consent by or on behalf of Indemnitee, which consent shall not be unreasonably withheld or delayed. In the event of any dispute regarding the reasonableness of a proposed settlement, the party that will bear the larger financial loss resulting from such settlement shall make the final determination in respect thereto, which determination shall be final and binding on all involved parties.

ARTICLE XIII

GENERAL

        13.1    Governing Law.    It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

        13.2    Assignment; Binding upon Successors and Assigns.    Neither of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party; provided, however, that (a) Purchaser may assign its rights under this Agreement (i) to any majority-owned subsidiary of Purchaser, provided that Purchaser guarantees the obligations of such subsidiary hereunder, or (ii) to any successor of Purchaser through any merger or consolidation, or purchase of all or substantially all of Purchaser's stock or all or substantially all of Purchaser's assets; and (b) subject to the provisions of Section 13.3 below, Seller may assign its rights under this Agreement to any successor of Seller through any merger or consolidation, or purchase of all or substantially all of Seller's stock or all or substantially all of Seller's assets. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

        13.3    Limitations on Assignment.    Subject to the provisions of Section 10.4 of the Development and License Agreement, prior to the earlier of December 31, 2002 or the date of Purchaser's acceptance of the Ported Software under Section 3.4 of the Development and License Agreement, Seller shall not assign its rights under this Agreement (whether by operation of law or otherwise) to Emulex Corporation or QLogic Corporation without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

        13.4    Severability.    If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

        13.5    Entire Agreement.    This Agreement, the Exhibits and Schedules hereto, the documents referenced herein (including, but not limited, the Note, the Development and License Agreement and the Transition Services Agreement), and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto.

        13.6    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

        13.7    Expenses.

          (a)  The parties shall each pay their own legal, accounting and financial advisory fees and other out-of-pocket expenses incurred incident to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated.

          (b)  Each party represents and warrants to the other that no person has acted as a broker, finder or in any similar capacity in connection with the transactions contemplated hereby. Each party shall indemnify the other against, and agrees to hold the other harmless from, all liabilities and expenses (including reasonable attorneys' fees) in connection with any claim by any person for compensation as a broker, finder or in any similar capacity, by reason of services allegedly rendered to the indemnifying party in connection with the transactions contemplated hereby.

        13.8    Other Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

        13.9    Amendment and Waivers.    Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

        13.10    Waiver.    Each party hereto may, by written notice to the others: (i) waive any of the conditions to its obligations hereunder or extend the time for the performance of any of the obligations or actions of the others; (ii) waive any inaccuracies in the representations of the others contained in this Agreement or in any documents delivered pursuant to this Agreement; (iii) waive compliance with any of the covenants of the others contained in this Agreement; or (iv) waive or modify performance of any of the obligations of the others. No action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein. Waiver of the breach of any one or more provisions of this Agreement shall not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provisions.

        13.11    Arbitration.    Except for disputes relating to Testing and Acceptance (as those terms are defined in the Development and License Agreement), which will be resolved in accordance with

Section 3.4 of the Development and License Agreement, any disputes between Purchaser and Seller with respect to this Agreement shall be settled by binding, final arbitration in accordance with the commercial arbitration rules of the American Arbitration Association then in effect (the "AAA Rules"). Any arbitration proceeding shall be conducted in San Diego County, California. The following arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available.

          (a)  Any such arbitration shall be conducted before a single arbitrator who shall be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

          (b)  The AAA Rules for the selection of the arbitrator shall be followed.

          (c)  Purchaser and Seller shall each advance fifty percent (50%) of the initial compensation to be paid to the arbitrator in any such arbitration and fifty percent (50%) of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that the arbitrator shall have the discretion to grant to the prevailing party in any arbitration an award of attorneys' fees and costs, and all costs of arbitration.

          (d)  The parties shall be entitled to conduct discovery proceedings in accordance with the provisions of the Federal Rules of Civil Procedure, subject to any limitation imposed by the arbitrator.

          (e)  For any claim submitted to arbitration, the burden of proof shall be as it would be if the claim were litigated in a judicial proceedings.

          (f)    Upon the conclusion of any arbitration proceeding hereunder, the arbitrator shall render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached by him or her and shall deliver such documents to each party to this Agreement along with a signed copy of the award.

          (g)  The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

          (h)  The parties acknowledge that, except as specifically provided in this Agreement, no other action need be taken by either party before proceeding directly in accordance with the provisions of this Section 13.11.

          (i)    The arbitration provisions set forth in this Section 13.11 are intended by the parties to be exclusive for all purposes and applicable to each and every controversy, dispute and/or claim in any manner arising out of or relating to this Agreement, the meaning, application and/or interpretation of this Agreement, any breach hereof and/or any voluntary or involuntary termination of this Agreement with or without cause, including, without limitation, any such controversy, dispute and/or claim which, if pursued through any state or federal court or administrative agency, would arise at law, in equity and/or pursuant to statutory, regulatory and/or common law rules, regardless of whether any such dispute, controversy and/or claim would arise in and/or from contract, tort or any other legal and/or equitable theory or basis. Notwithstanding the foregoing, the parties shall at all times have and retain the full, complete and unrestricted right to seek injunctive relief for any breach or threatened breach of any term, provision or covenant of Section 10.5 of this Agreement, the Confidentiality Agreement or Section 8.1 of this Agreement. The prevailing party in any action instituted pursuant to this Section 13.11(i), or in any appeal from any arbitration conducted pursuant to this Section 13.11, shall be entitled to recover from the other party its reasonable attorneys' fees and other expenses incurred in such litigation.

        13.12    Notices.    All notices and other communications hereunder will be in writing and will be deemed given (i) upon receipt if delivered personally (or if mailed by registered or certified mail), (ii) the day after dispatch if sent by overnight courier, (iii) upon dispatch if transmitted by telecopier or other means of facsimile transmission (and confirmed by a copy delivered in accordance with clause (i) or (ii)), properly addressed to the parties at the following addresses:

Seller:	Troika Networks, Inc. 2829 Townsgate Road Westlake Village, CA 91361-3017 Attention: President and Chief Executive Officer
Facsimile No. (805) 371-1344
with a copy to:	Squire, Sanders & Dempsey LLP 801 South Figueroa Street 14th Floor Los Angeles, CA 90017 Attention: Hillel T. Cohn, Esq.
Facsimile No. (213) 623-4581
Purchaser:	JNI Corporation 10945 Vista Sorrento Parkway San Diego, CA 92130 Attention: Chief Executive Officer
Facsimile No. (858) 523-7005
with a copy to:	Gray Cary Ware & Freidenrich 4365 Executive Drive, Suite 1100 San Diego, CA 92121-2133 Attention: Cameron Jay Rains, Esq.
Facsimile No.: (858) 677-1477

        Either party may change its address for such communications by giving notice thereof to the other party in conformity with this Section.

        13.13    Construction and Interpretation of Agreement.

          (a)  This Agreement has been negotiated by the parties hereto and their respective attorneys, and the language hereof shall not be construed for or against either party.

          (b)  The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.

          (c)  As used in this Agreement, any reference to any state of facts, event, change or effect being "material" with respect to any entity means a state of facts that is material to the current or expected condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects of such entity.

          (d)  Whenever the term "enforceable in accordance with its terms" or like expression is used, it is understood that excepted therefrom are any limitations on enforceability under applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditor's rights.

        13.14    No Joint Venture.    Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this

Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section.

        13.15    Absence of Third Party Beneficiary Rights.    No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

JNI CORPORATION
By:

Name:	Neal Waddington
Title:	President and Chief Executive Officer
TROIKA NETWORKS, INC.
By:

Name:	Alan Skidmore
Title:	President and Chief Executive Office

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ASSET ACQUISITION AGREEMENT BETWEEN JNI CORPORATION AND TROIKA NETWORKS, INC. DATED JANUARY 22, 2002
ASSET ACQUISITION AGREEMENT
RECITALS
ARTICLE I DEFINITIONS
ARTICLE II PURCHASE AND SALE OF PURCHASED ASSETS; ASSUMPTION OF LIABILITIES
ARTICLE III CLOSING; TRANSFER OF MANUFACTURING AND SUPPORT RESPONSIBILITIES
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER
ARTICLE VI COVENANTS OF SELLER
ARTICLE VII COVENANTS OF PURCHASER
ARTICLE VIII MUTUAL COVENANTS
ARTICLE IX CONDITIONS TO CLOSING
ARTICLE X POST-CLOSING MATTERS
ARTICLE XI TERMINATION OF AGREEMENT
ARTICLE XII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
ARTICLE XIII GENERAL